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                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No._____)*

                          Chartwell International, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                    161399100
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                                 (CUSIP Number)


                 November 19, 1999, Effectiveness of Form 10-SB
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             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in the prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No  161399100
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1.  Names of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).
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    John J. Grace
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2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a) / /
    (b) /X/
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3.  SEC Use Only

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4.  Citizenship or Place of Organization  USA

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               5.  Sole Voting Power     7,280,689
Number of      -----------------------------------------------------------------
Shares
Beneficially   6.  Shared Voting Power           0
Owned by       -----------------------------------------------------------------
Each
Reporting      7.  Sole Dispositive      7,280,689
Person         -----------------------------------------------------------------
With
               8.  Shared Dispositive Power      0
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9.  Aggregate Amount Beneficially Owned by Each Reporting Person  7,280,689

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10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
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     Instructions)  X
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11.  Percent of Class Represented by Amount in Row (11)  11%

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12.  Type of Reporting Person (See Instructions)  IN

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Item 1.

     (a)  Name of Issuer Chartwell International, Inc.

     (b)  Address of Issuer's Principal Executive Offices
          333 South Allison Parkway, Suite 100
          Lakewood, Colorado 80226

Item 2.

     (a)  Name of Person Filing John J. Grace

     (b) Address of Principal Business Office or, if none, Residence 333 South Allison Parkway, Suite 100
          Lakewood, Colorado 80226

     (c)  Citizenship USA

     (d)  Title of Class of Securities Common Stock

     (e)  CUSIP Number 161399100

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e)  [ ]  An investment adviser in accordance with Section 240.13d-
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               1(b)(1)(ii)(E);

     (f)  [ ]  An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

     (g)  [ ]  A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount beneficially owned: 7,280,689

(b)  Percent of class: 11%

(c)  Number of shares as to which the person has:

     (i)   Sole power to vote or to direct the vote: 7,280,689

     (ii)  Shared power to vote or to direct the vote: 0

     (iii) Sole power to dispose or to direct the disposition of: 7,280,689

     (iv)  Shared power to dispose or to direct the disposition of: 0


Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not Applicable


Item 8. Identification and Classification of Members of the Group

Not Applicable
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Item 9. Notice of Dissolution of Group

Not Applicable


Item 10. Certification

Not Applicable

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                         ------------------------------------
                                         Date

                                         /s/  John J. Grace
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                                         Signature

                                         John J. Grace
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                                         Name/Title